Exhibit 99.1

Orexigen Therapeutics Announces European Filing Strategy and Reports Business and Financial Results for the Second Quarter Ended June 30, 2013

San Diego, CA, August 6, 2013 – Orexigen® Therapeutics, Inc. (Nasdaq: OREX), a biopharmaceutical company focused on the treatment of obesity, today announced business and financial results for the second quarter ended June 30, 2013.

Orexigen also announced its plan to submit a Marketing Authorization Application (MAA) for Contrave® to the European Medicines Agency (EMA) utilizing the centralized procedure. Orexigen has met with the European rapporteurs to discuss the filing strategy of the MAA. Both were supportive of the company’s plan to submit the application in advance of the Light Study interim analysis and to have cardiovascular outcomes data from the Light Study available for the Committee for Medicinal Products for Human Use (CHMP) Day 120 List of Questions.

“We are pleased with recent progress toward the Contrave MAA for Europe. From our interactions with multiple regulatory authorities in Europe, including with the assigned rapporteur and co-rapporteur, we believe European regulators recognize the need for new obesity therapeutics and support our plans for submission of the Contrave MAA,” said Michael Narachi, Chief Executive Officer of Orexigen.

Narachi continued: “We remain focused on diligent execution of the Light Study, submission of the MAA within the next few months and resubmission of the NDA shortly after the interim analysis, which we continue to expect in the remaining months of 2013.”

For the three months ended June 30, 2013, Orexigen reported a net loss of $18.2 million, or $0.19 per share, as compared to a net loss of $16.7 million, or $0.25 per share, for the second quarter of 2012.

Total operating expenses for the second quarter of 2013 were $19.1 million compared to $17.6 million for the second quarter of 2012. This overall increase in operating expenses reflects an increase in general and administrative expenses. As of June 30, 2013, Orexigen had $55.8 million in cash and cash equivalents and an additional $40.2 million in marketable securities, for a total of $96.0 million.

Product candidates:

Contrave (32 mg naltrexone sustained-release (SR)/360 mg bupropion SR) for the treatment of obesity: In 2012, Orexigen screened more than 13,000 patients, enrolled more than 10,400 and ultimately completed recruitment of the Light Study with approximately 8,900 randomized patients. The primary objective of the double-blind, randomized, placebo-controlled Light Study, which Orexigen is conducting under a Special Protocol Assessment with the FDA (United States Food and Drug Administration), is to rule out excess cardiovascular risk in overweight and obese patients receiving Contrave. An interim analysis and NDA resubmission is planned once the independent Data Monitoring Committee (DMC) has determined that sufficient information has been gathered for the analysis that would include at least 87 adjudicated major adverse cardiovascular events (MACE). Orexigen enrolled into the Light Study a patient population that the company predicted would have an annualized MACE rate between 1% and 2%. Orexigen is preparing to be ready to conduct the interim analysis and resubmit the Contrave NDA in the remaining months of 2013.

Orexigen has licensed North American commercial rights to Takeda Pharmaceuticals. Orexigen owns Contrave rights throughout the rest of the world and intends to license commercial rights outside North America.

Empatic™, a fixed dose combination of bupropion SR and zonisamide SR, for the treatment of obesity: In a series of discussions with the FDA on the continued development of Empatic, the FDA stated that Phase 3 data for Empatic may be sufficient to support submission of an NDA without data from a cardiovascular outcomes trial. The FDA indicated that as long as the placebo-subtracted changes in body weight, blood pressure and heart rate for Empatic are similar to or more favorable than the placebo-subtracted changes observed with Contrave, and there are no signals of cardiovascular concern in the Empatic development program, reassuring results of a cardiovascular outcomes trial with Contrave will be sufficient. In addition, while the FDA reiterated the belief that the teratogenicity potential for zonisamide is very concerning, the FDA will allow Phase 3 studies of Empatic to include women of childbearing potential who have a Body Mass Index that meets the FDA definition of overweight (>27kg/m2) in the presence of at least one weight-related comorbidity. Orexigen owns worldwide rights to Empatic. Prior to initiating Phase 3 studies of Empatic, the Company plans to seek a collaboration partner to help fund further clinical development and, if approved, commercialization.

Conference Call Today at 5 p.m. Eastern Time (2:00 p.m. Pacific Time)

The Orexigen management team will host a teleconference and webcast to discuss the second quarter 2013 financial results and recent business highlights. The live call may be accessed by phone by calling (888) 895-5479 (domestic) or (847) 619-6250 (international), participant code 35366685. The webcast can be accessed live on the Investor Relations section of the Orexigen web site at http://www.orexigen.com, and will be archived for 14 days following the call.

About Orexigen Therapeutics

Orexigen Therapeutics, Inc. is a biopharmaceutical company focused on the treatment of obesity. The Company’s lead product candidate is Contrave, which has completed Phase 3 clinical trials and for which a New Drug Application has been submitted and reviewed by the FDA. The Company has also reached agreement with the FDA on a Special Protocol Assessment (SPA) for the Light Study, the Contrave cardiovascular outcomes trial. The Company’s other product candidate, Empatic, has completed Phase 2 clinical trials. Further information about the Company can be found at www.orexigen.com.

Forward-Looking Statements

Orexigen cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “indicates,” “will,” “should,” “intends,” “potential,” “suggests,” “assuming,” “designed” and similar expressions are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations. These forward-looking statements include statements regarding: the potential for, and timing of, the submission of a Contrave Marketing Authorization Application (MAA) in the European Union (EU); the potential for approval of the Contrave MAA by the EU; the potential for, and timing of, the accrual and adjudication of MACE; the expected retention rate for patients in the Light Study; the probability of success of the Light Study; the potential for, and timing of, resubmission and approval of a NDA for Contrave based on interim results of the Light Study; the possibility of resubmitting the Contrave NDA with the independent DMC report on the interim analysis and without the clinical study report for the interim analysis; the potential to accelerate the timing of the review of the Contrave NDA; the safety and effectiveness of Contrave; the potential for past Contrave clinical trials to predict the outcome of future Contrave clinical trials; the Special Protocol Assessment, or SPA, and the protocol for the Contrave® cardiovascular outcomes trial, or Light Study; the potential to enter into a collaborative partnership to fund Phase III development and, if approved, commercialization of Empatic™; the potential for the FDA to approve an NDA for Empatic without requiring data from a cardiovascular outcomes trial in addition to the data obtained from the Light Study; and the use of pharmacotherapy to treat obesity. The inclusion of forward-looking statements should not be regarded as a representation by Orexigen that any of its plans will be achieved. Actual results may differ materially from those expressed or implied in this release due to the risk and uncertainties inherent in the Orexigen business, including, without limitation: the possibility that the FDA determines not to initiate review of the Contrave NDA until it has received the complete study report for the interim analysis; the SPA is not binding on the FDA if public health concerns unrecognized at the time the SPA agreement was entered into become evident, other new scientific concerns regarding product safety or efficacy arise, or if Orexigen fails to comply with the agreed upon trial protocol; Orexigen’s ability to conduct the Light Study and the progress and timing thereof, including risks associated with enrolling and retaining the appropriate patients in the Light Study; Orexigen’s ability to demonstrate in the Light Study that the risk of MACE in overweight and obese patients treated with Contrave does not adversely affect Contrave’s benefit-risk profile; the potential that earlier clinical trials may not be predictive of future results in the Light Study; the potential for the FDA to not approve Contrave even after the resubmission with the MACE data; the potential for the Light Study to cost more than what is projected; the potential for early termination of Orexigen’s North American collaboration agreement with Takeda Pharmaceutical Company Limited; the costs and time required to complete additional clinical, non-clinical or other requirements prior to any resubmission of the Contrave NDA; the therapeutic and commercial value of Contrave; Orexigen’s ability to maintain sufficient capital to fund our operations through potential approval of Contrave in 2014; the development plan for Empatic; Orexigen’s ability to enter into a collaborative partnership for Empatic on acceptable terms, if at all; and other risks described in Orexigen’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Orexigen undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in Orexigen’s Annual Report on Form 10-K filed with the Securities and Exchange Commission March 14, 2013 and its other reports, which are available from the SEC’s website (www.sec.gov) and on Orexigen’s website (www.orexigen.com) under the heading “Investor Relations.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Orexigen Contact:	Media Contact:
McDavid Stilwell	Denise Powell
VP, Corporate Communications and Business Development	BrewLife
(858) 875-8629	(510) 703-9491

SOURCE Orexigen Therapeutics, Inc.

Orexigen Therapeutics, Inc.

Balance Sheets

(In thousands, except share and par value amounts)

	June 30 2013	December 31, 2012
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$55,813	$78,332
Investment securities, available-for-sale	40,178	59,071
Prepaid expenses and other current assets	2,985	1,491

Total current assets	98,976	138,894
Property and equipment, net	4	83
Restricted cash	177	177

Total assets	$99,157	$139,154

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$7,842	$8,156
Accrued clinical trial expenses	7,326	13,529
Deferred revenue, current portion	3,429	3,429

Total current liabilities	18,597	25,114
Deferred revenue, less current portion	36,857	38,571
Other long-term liabilities	—	—
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized at June 30, 2013 and December 31, 2012; no shares issued and outstanding at June 30, 2013 and December 31, 2012	—	—
Common stock, $.001 par value, 300,000,000 shares authorized at June 30, 2013 and December 31, 2012 and; 97,962,987 and 84,413,670 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	98	84
Additional paid-in capital	518,024	512,174
Accumulated other comprehensive income (loss)	(1)	15
Accumulated deficit	(474,418)	(436,804)

Total stockholders’ equity	43,703	75,469

Total liabilities and stockholders’ equity	$99,157	$139,154

Orexigen Therapeutics, Inc.

Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Collaborative agreement	$857	$857	$1,714	$1,714
License revenue	—	—	—	—

Total revenues	857	857	1,714	1,714
Operating expenses:
Research and development	13,094	12,822	28,249	19,622
General and administrative	6,026	4,742	11,126	9,254

Total operating expenses	19,120	17,564	39,375	28,876

Loss from operations	(18,263)	(16,707)	(37,661)	(27,162)
Other income (expense):
Interest income	17	46	48	89
Interest expense	—	—	(1)	(2)

Total other income (expense)	17	46	47	87

Net loss	$(18,246)	$(16,661)	$(37,614)	$(27,075)

Net loss per share – basic and diluted	$(0.19)	$(0.25)	$(0.41)	$(0.40)

Shares used in computing net loss per share – basic and diluted	94,986	67,780	92,674	66,885